Exhibit 4.1

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

AMENDED AND RESTATED

SUBORDINATED CONVERTIBLE PROMISSORY NOTE

$11,500,000	Issuance Date: October 6, 2017
Original Issue Date: August 18, 2017

For value received, MoviePass Inc., a Delaware corporation (the “Company”), promises to pay to Helios and Matheson Analytics Inc., a Delaware corporation (the “Holder”), the principal sum of Eleven Million Five Hundred Thousand Dollars ($11,500,000), or such lesser amount as shall then equal the outstanding principal amount hereunder (the “Principal Amount”), including $50,000 previously advanced to the Company by the Holder. This Amended and Restated Subordinated Convertible Promissory Note (this “Note”) amends, replaces and supersedes in its entirety that certain Subordinated Convertible Promissory Note issued by the Company to the Holder on August 18, 2017 (the “Prior Note”), which Prior Note shall be deemed canceled immediately as of the date hereof with no further action required from the Company or Holder. Interest shall accrue on this Note from the Issuance Date of this Note on the unpaid Principal Amount at a rate equal to 5.00% per annum, compounded annually and computed on the basis of a 365-day year and the actual number of days elapsed; it being understood that $34,246.58 of interest which had previously accrued on the Prior Note based upon the then unpaid principal amount of $5,000,000 shall also be due and payable by the Company in accordance with the provisions of this Note. This Note is being issued to the Holder pursuant to that certain Second Amended and Restated Subordinated Convertible Note Purchase Agreement, dated August 18, 2017 and as amended on the date hereof, among the Company, the Holder and a Requisite Majority (as defined therein) (the “Amended Note Purchase Agreement”), as contemplated by Subsection 1.1(c)(ii)(A) of that certain Securities Purchase Agreement, dated August 15, 2017 and as amended by Amendment No. 1 to Securities Purchase Agreement the date hereof, between the Company and the Holder (the “SPA”). Capitalized terms not otherwise defined herein have the meaning given them in the SPA. This Note, which is referred to as the MoviePass Note in the SPA, is subject to the following terms and conditions.

1)	Maturity. While this Note is outstanding, the Principal Amount and any accrued but unpaid interest under this Note shall be due and payable upon demand of the Holder at any time after the two-year anniversary of the Original Issue Date of this Note first stated above (the “Maturity Date”). Subject to Section 2 below, interest shall accrue on this Note and shall be due and payable on the Maturity Date. Notwithstanding the foregoing, the entire unpaid Principal Amount, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the commencement of any bankruptcy, insolvency or dissolution proceeding by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

2)	Cancellation of Note Upon Consummation of SPA Transaction. Upon the Closing:

a)	this Note shall be immediately cancelled and of no further force or effect, automatically and without any action being required on the part of the Holder, and the Company will be forever released from all of its obligations and liabilities under this Note including (without limitation) the obligation to pay the Principal Amount and accrued interest;

b)	cancellation of this Note as provided above shall constitute full satisfaction of the Holder’s obligation to make the Initial Cash Payment pursuant to the SPA; and

c)	the Holder shall deliver any original executed copy of this Note in the Holder’s possession to the Company for destruction, provided that any failure by the Holder to deliver such original executed copy of this Note to the Company shall not affect the automatic cancellation of this Note as provided by Section 2(a) above.

3)	Next Equity Conversion.

a)	Next Equity Financing. If either the Holder or the Company terminates the SPA due to the other party’s material breach of any representation, warranty or covenant thereof that remains uncured within the time frame specified in Section 7.8 of the Purchase Agreement (an “SPA Termination”), the outstanding Principal Amount and any accrued but unpaid interest under this Note (the amount being converted, the “Conversion Amount”) may, at the Holder’s option, be converted, in whole or in part, into equity securities issued and sold at the initial closing of the Company’s next equity financing following such SPA Termination (the “Next Equity Securities”) in a single transaction or a series of related transactions yielding gross proceeds to the Company of at least $1,000,000 (excluding the principle amount or accrued interest or any other amounts owing on any notes, including the Notes (as defined in the Amended Note Purchase Agreement), converted into capital stock and issued therein) other than an Exempt Issuance (the “Next Equity Financing”). “Exempt Issuance” means the issuance of (a) shares of the Company’s common stock, options or other equity-based awards to employees, officers, directors, consultants or vendors of the Company for services rendered to the Company pursuant to any stock or option plan or agreement that was duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Notes issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Company’s common stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities and (c) securities issued pursuant to acquisitions or strategic transactions of other assets or businesses approved by a majority of the disinterested directors of the Company or the shareholders of the Company prior to such issuance; provided that (x) the primary purpose of such issuance is not to raise capital, (y) the purchaser or acquirer of such shares of the Company’s common stock in such issuance solely consists of either (1) the actual owners of such assets or securities acquired in such merger or acquisition or (2) the shareholders, partners or members of the foregoing persons, and (z) the number or amount (as the case may be) of such shares of the Company’s common stock issued to such person by the Company shall not be disproportionate to such person’s actual ownership of such assets or securities to be acquired by the Company (as applicable).

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b)	Notice of Conversion. If this Note is eligible to be converted pursuant to Section 3(a), at least fifteen (15) business days prior to the proposed initial closing of the Next Equity Financing, the Company shall deliver written notice to the Holder of this Note at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Company is located, notifying the Holder of the Next Equity Financing, specifying the conversion price, the Principal Amount and accrued interest of this Note eligible to be converted, the proposed closing date of the proposed Next Equity Financing requesting the Holder notify the Company of its election to convert this Note if any, in the manner and at the place designated in the Company’s notice. A Holder’s election to convert all or a portion of this Note in connection with the Next Equity Financing must be made at least five (5) business days before the expected initial closing date of the Next Equity Financing.

c)	Terms of Conversion. The number of shares of Next Equity Securities to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) 80.00% of the cash price per share of the Next Equity Securities sold in the Next Equity Financing (excluding the Participation Shares, as defined in the Amended Note Purchase Agreement), rounded down to the nearest whole share (the “Note Conversion Price”). The issuance of such shares upon such conversion shall be upon the terms and subject to the conditions applicable to the Next Equity Financing and the Company’s Certificate of Incorporation, Bylaws, and other corporate governing documents, as determined by the Company and the investors in the Next Equity Financing in their sole discretion. The Note Conversion Price, however, shall not be greater than: (1) for $10,000,000 of the Principal Amount, including accrued interest thereon, the quotient obtained by dividing (x) $25,000,000 by (y) the total number of shares of Common Stock outstanding (assuming full conversion and exercise of all convertible or exercisable securities other than (i) the Notes (as defined in the Amended Note Purchase Agreement), (ii) other outstanding convertible notes and (iii) outstanding convertible equity securities); and (2) for the remaining $1,500,000 of the Principal Amount, including accrued interest thereon, the quotient obtained by dividing (x) $210,000,000 by (y) the total number of shares of Common Stock outstanding (assuming full conversion and exercise of all convertible or exercisable securities other than (i) the Notes (as defined in the Amended Note Purchase Agreement), (ii) other outstanding convertible notes and (iii) outstanding convertible equity securities). Upon such conversion of this Note, the Holder hereby agrees to execute and deliver to the Company all transaction documents related to the Next Equity Financing, including any purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a lock-up agreement in connection with an initial public offering).

4)	Change of Control. In the event of a Change of Control (as defined below) prior to the conversion of this Note or repayment in full of this Note, immediately prior to such Change of Control, this Note shall become immediately due and payable. The term “Change of Control” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity (as defined below), (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another corporation, limited liability company or other entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities. Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if its purpose is to (A) change the jurisdiction of the Company’s incorporation, (B) create a holding company that will be owned in substantially the same proportions by the persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Directors. An “Excluded Entity” means a corporation or other entity of which the holders of voting capital stock of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such corporation’s or other entity’s voting securities outstanding immediately after such transaction.

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5)	Mechanics and Effect of Conversion. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted Principal Amount and accrued interest under this Note that would otherwise be converted into such fractional share. Upon conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue the number of Next Equity Securities to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein and shall deliver to such Holder, at such principal office, a notice of issuance upon request for the number of shares to which such Holder is entitled upon such conversion. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including (without limitation) the obligation to pay such portion of the principal amount and accrued interest.

6)	Payment; Prepayment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to collection costs, if any, then the accrued interest then due and payable and the remainder shall be applied to principal. The Company may prepay this Note at any time without penalty only upon written consent of the Holder.

7)	Stockholders, Officers and Directors Not Liable. In no event shall any stockholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

8)	Subordination.

a)	The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness. The Holder further agrees to execute a form of subordination agreement, as requested by any current or future lender to the Company, to effect the foregoing subordination. “Senior Indebtedness” shall mean the principal of and unpaid interest and premium, if any, on (i) indebtedness of the Company or with respect to which the Company is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, insurance companies or other lending or thrift institutions regularly engaged in the business of lending money, whether or not secured, (ii) any deferrals, renewals or extensions or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness, (iii) those certain secured convertible promissory notes issued by the Company pursuant to the Secured Convertible Promissory Note and Warrant Purchase Agreement dated on May 27, 2016.

b)	Upon any receivership, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement which creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable, (i) no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full all of the Senior Indebtedness then outstanding.

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c)	If an event of default has occurred with respect to any Senior Indebtedness, permitting the holder thereof to accelerate the maturity thereof, then unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

d)	Nothing contained in the preceding paragraphs shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder hereof the principal hereof and interest hereon as and when the same shall become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the Holder pursuant to this Note.

9)	Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note, the Amended Note Purchase Agreement or the SPA, as applicable (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Holder exceeds the Maximum Rate, the Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

10)	Action to Collect on Note. If action is instituted to collect on this Note, the Company promises to pay all of each Holder’s costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

11)	Loss of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and indemnity satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note a new Note of like tenor.

12)	Miscellaneous.

a)	Governing Law; Venue. The validity, interpretation, construction and performance of this Note, and all acts and transactions pursuant hereto and the rights and obligations of the Company and Holder shall be governed, construed and interpreted in accordance with the laws of the state of California, without giving effect to principles of conflicts of law. Venue for any legal action under this Note shall be in the state or federal courts located in the City of Los Angeles in the State of California.

b)	Entire Agreement. This Note, together with the Amended Note Purchase Agreement, the SPA, and the documents referred to therein, constitute the entire agreement and understanding between the Company and the Holder relating to the subject matter herein and supersede all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof.

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c)	Amendments and Waivers. Any term of this Note may be amended only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 12(c) shall be binding upon the Company, the Holder and each transferee of the Note or any portion thereof.

d)	Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the Company and the Holder. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Note without the prior written consent of the Company except pursuant to the exercise of rights by the holder(s) of Helios’ senior secured convertible notes holding a security interest in Helios’ assets. Subject to the preceding sentence, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note.

e)	Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

f)	Counterparts. This Note may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Subordinated Convertible Promissory Note as of the date first set forth above.

THE COMPANY:

MOVIEPASS INC.

By:	/s/ Mitch Lowe
(Signature)

Name:	Mitch Lowe
Title:	Chief Executive Officer

Address:	175 Varick Street
Suite 604
New York, NY 10012

AGREED TO AND ACCEPTED:

THE HOLDER:

HELIOS AND MATHESON ANALYTICS INC.

By:	/s/ Theodore Farnsworth
(Signature)

Name:	Theodore Farnsworth
Title:	Chief Executive Officer

Address:	Empire State Building
350 5th Avenue, Suite 7520
New York, New York
10118

[Signature Page to the Subordinated Convertible Promissory Note of MoviePass Inc.]

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